Exhibit 23.4.11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Managers
Factor Capital Management, LLC:

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to the Registration Statement on Form S-1 (Form S-1 No. 333-164754) and related Prospectus of FactorShares 2X: S&P500 Bull/TBond Bear of our report dated March 28, 2013, with respect to the statement of financial condition of Factor Capital Management, LLC as of December 31, 2012 and related statements of operations, changes in members’ equity and cash flows for the year then ended.

We also consent to the reference to our firm under the heading “Experts” in the above noted Post-Effective Amendment No. 3 to the Registration Statement.

/s/ Connolly and Company

Warren, New Jersey

April 16, 2013